Exhibit 10.1

PROFLOWERS, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This Series A Preferred Stock Purchase Agreement (the “Agreement”) is entered into as of February 17, 1999, by and among PROFLOWERS, INC., a Delaware corporation (the “Company”) and the purchasers set forth on the Purchaser Schedule attached hereto as Exhibit A (each, a “Purchaser” and collectively the “Purchasers”).

In consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. AGREEMENT TO SELL AND PURCHASE.

1.1 Authorization of Shares. On or prior to the Closing (as defined in Section 2 below), the Company shall have authorized the sale and issuance to Purchasers of the shares of Series A Preferred Stock (the “Shares”) having the rights, preferences, privileges and restrictions set forth in the Certificate of Amendment to the Certificate of Incorporation of the Company, in the form attached hereto as Exhibit B (the “Amended Certificate”).

1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Initial Closing (as hereinafter defined) the Company hereby agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company, the number of Shares set forth opposite the Purchaser’s name on Exhibit A, at a purchase price of Twelve Dollars Seventy One Cents ($12.71) per Share.

2. CLOSING, DELIVERY AND PAYMENT.

2.1 Initial Closing. The closing of the sale and purchase of the Shares under this Agreement (the “Initial Closing”) shall take place at 10:00 a.m. on February 17, 1999, at the offices of Brobeck, Phleger & Harrison LLP, 1125 Seventeenth Street, Suite 2525, Denver, Colorado 80202, or at such other time or place as the Company and the Purchaser may mutually agree (such date is hereinafter referred to as the “Closing Date”). At the Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares to be purchased at the Closing by such Purchaser, against payment of the purchase price therefor by check or wire transfer made payable to the order of the Company.

2.2 Subsequent Sale of Shares. At any time on or before August 17, 1999, the Company may sell, in one or more closings (each, a “Subsequent Closing,” and together with the Initial Closing, a “Closing”) up to an additional 78,285 Shares to such persons (the “Additional Purchasers”) as are approved by the holders of not less than sixty percent (60%) of the Shares outstanding immediately prior to such sale. Upon the purchase of any Shares by an Additional Purchaser, (i) such Additional Purchaser shall execute a counterpart signature page hereto whereupon such Additional Purchaser shall become a “Purchaser” hereunder and (ii) the Company shall cause the exhibits and schedules to this Agreement and such other agreements to be amended to reflect the purchase made by each Additional Purchaser. All sales to Additional Purchasers shall be made on the terms and conditions of this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Purchasers as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Shares and the Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) issuable upon conversion thereof (the “Conversion Shares”) and to carry out the provisions of this Agreement and the Amended Certificate and to carry on its business as presently conducted and as presently proposed to be conducted.

3.2 Capitalization. The authorized capital stock of the Company, immediately prior to the Closing, will consist of fifteen million three hundred thousand (15,300,000) shares, fifteen million (15,000,000) shares of which are Common Stock, one million two hundred sixty two thousand five hundred (1,262,500) shares of which are issued and outstanding and three hundred ten thousand six hundred twenty five (310,625) of which are reserved for issuance under Company’s 1998 Stock Option/Stock Issuance Plan (the “Stock Option Plan”), for which options to purchase two hundred fifty four thousand six hundred forty nine (254,649) have been issued, and three hundred thousand (300,000) shares of Preferred Stock, all of which are designated Series A Preferred Stock, none of which are issued and outstanding. All issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Conversion Shares have been duly and validly reserved for issuance. Except for options issued pursuant to the Stock Option Plan, there are no outstanding options, warrants or other rights to purchase from the Company any of its securities. When issued in compliance with the provisions of this Agreement and the Amended Certificate, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable,

3.3 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder at the Closing and the authorization, sale, and delivery of the Shares has been taken or will be taken prior to the Closing.

3.4 Intellectual Property and Proprietary Rights. The Company has not received any communications alleging that it has violated or, by conducting its business as proposed would violate, any copyright, trademark, patent, or other intellectual property or proprietary rights of any other person, nor is the Company aware of any basis for the foregoing.

3.5 Actions Pending. There is no action, suit or proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its respective properties or rights before any court or by or before any governmental body or arbitration board or tribunal.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Each Purchaser hereby represents and warrants to the Company as follows:

4.1 Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All actions on Purchaser’s part required for the lawful execution and delivery of this Agreement have been or will be effectively taken prior to the Closing.

4.2 Investment Representations. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in this Agreement. Purchaser hereby represents and warrant as follows:

(a) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

(b) Acquisition for Own Account. Purchaser is acquiring the Shares and the Conversion Shares for Purchaser’s own account for investment only, and not with a view towards their distribution; provided, however, that Purchaser as a corporation may transfer the Shares and the Conversion Shares to its parent, subsidiary, affiliated persons or entities, or officers, directors or shareholders if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were an original Purchaser hereunder.

(c) Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management’s business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

(d) Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e) Company Information. Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(f) Rule 144. Purchaser acknowledges and agrees that the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.

4.3 Transfer Restrictions. Purchaser acknowledges and agrees that the Shares and the Conversion Shares are subject to restrictions on transfer as set forth herein.

5. RIGHT OF FIRST REFUSAL; MARKET STAND-OFF.

5.1 Each Purchaser hereby grants to the Company the right of first refusal (the “First Refusal Right”), exercisable in connection with any proposed sale or other transfer (including without limitation any assignment, pledge, encumbrance or other disposition for value) of any shares of Common Stock of the Company, or any other securities of the Company (including without limitation the right to purchase shares of Common Stock) now held by such Purchaser, or acquired by such Purchaser in the future; provided, however, that the First Refusal Right shall not apply to any “Permitted Transfer,” defined in Section 5.7 below.

5.2 In the event any Purchaser desires to accept a bona fide third-party offer for any or all of the securities of the Company then held by such Purchaser, including without limitation the right to purchase shares of Common Stock (the shares subject to such offer to be hereinafter called the “Target Shares”), such offer may be accepted only in accordance with the provisions of this Agreement, and only after such Purchaser has promptly delivered to the Secretary of the Company written notice (the “Disposition Notice”) of the offer and the basic terms and conditions thereof, including the proposed purchase price; provided, however, that such third-party offeror (including any parent company, subsidiary, division, joint venture, or other affiliate thereof) shall not be engaged in any business or activity (including any announced business or activity) which directly or indirectly competes with the products or services of the Company, as the Company shall determine in its reasonable discretion.

5.3 The Company (or its assignees) shall for a period of ten (10) days following receipt of the Disposition Notice, have the right to repurchase not less than all of the Target Shares specified in the Disposition Notice upon the same terms and conditions specified therein. Such rights shall be exercisable by written notice (the “Exercise Notice”) delivered to such Purchaser prior to the expiration of the ten (10) day exercise period. If such right is exercised with respect to all the Target Shares specified in the Disposition Notice, then the Company (or its assignees) shall effect the repurchase of the Target Shares, including payment of the purchase price, not more than five (5) business days after the delivery of the Exercise Notice; and at such time such Purchaser shall deliver to the Company the certificates representing the Target Shares to be repurchased, each certificate to be properly endorsed for transfer. The Target Shares so purchased shall thereupon be canceled and cease to be issued and outstanding.

Should the purchase price specified in the Disposition Notice be payable in property other than cash or evidences of indebtedness, the Company (or its assignees) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If such Purchaser and the Company (or its assignees) cannot agree on such cash value within ten (10) days after the Company’s receipt of the Disposition Notice, the valuation shall be made by an appraiser of recognized standing selected by such Purchaser and the Company (or its assignees), or, if they cannot agree on an appraiser within ten (10) days after the Company’s receipt of the Disposition Notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be paid by the Company. The closing shall then be held on the later of (i) the fifth business day following delivery of the Exercise Notice or (ii) the 15th day after such cash valuation shall have been made.

5.4 In the event the Exercise Notice is not given to such Purchaser within ten (10) days following the date of the Company’s receipt of the Disposition Notice, such Purchaser shall have a period of ninety (90) days thereafter, in which to sell or otherwise dispose of the Target Shares upon terms and conditions (including the purchase price) not more favorable to the third party purchaser than those specified in the Disposition Notice. In the event such Purchaser does not sell or otherwise dispose the Target Shares within the specified ninety (90) day period, the Company’s First Refusal Right shall continue to be applicable to any subsequent disposition of the Target Shares by such Purchaser until such right lapses in accordance with Section 5.6 hereof.

5.5 In the event of any stock dividend, stock split, recapitalization or other transaction affecting the Company’s outstanding Common Stock as a class effected without receipt of consideration, then any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the Target Shares shall be immediately subject to the Company’s First Refusal Right hereunder.

5.6 The First Refusal Right under this Agreement shall lapse and cease to have effect upon the earliest to occur of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s Common Stock, (ii) any merger or consolidation of the Company with or into any other entity or person, in which the stockholders of the Company immediately prior to such merger or consolidation own less than fifty percent (50%) of the Company’s voting power immediately after such transaction, or (iii) a sale, lease or other disposition of all or substantially all of the Company’s assets. However, the market stand-off provisions of paragraph (h) shall continue to remain in full force and effect following the lapse of the First Refusal Rights hereunder.

5.7 “Permitted Transfer” shall mean a transfer by a Purchaser of any of the Company’s securities then held by such Purchaser to (i) an ancestor, descendant or spouse of such Purchaser, (ii) a trust for the benefit of an ancestor, descendant or spouse of such Purchaser or (iii) a corporation, partnership or other entity controlled by such Purchaser; provided and only if prior to the completion of the transfer the transferee shall have executed documents assuming the obligation of such Purchaser under this Agreement.

5.8 Each Purchaser hereby agrees in connection with the firmly underwritten initial public offering of any of the Company securities, if so requested by either the Company or managing underwriters in such offering that, without the prior written consent of such managing underwriters, such Purchaser will not offer, sell, contract to sell, grant any option to purchase, maker any short sale or otherwise dispose of or make a distribution of any capital stock of the Company held by or on behalf of such Purchaser or beneficially owned by such Purchaser in accordance with the rules and regulations of the Securities and Exchange Commission for a period of up to 180 days after the date of the final prospectus relating to such initial public offering.

6. MISCELLANEOUS.

6.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

6.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company hereunder in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

6.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto and other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

6.5 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.6 Amendment or Waiver.

(a) This Agreement may be amended or modified only upon the mutual written consent of the Company and holders of at least a majority of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

(b) The obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under the Agreement may be waived only with the written mutual consent of the holders of at least a majority of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

6.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex, facsimile or electronic mail if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser at the address set forth on Exhibit A attached hereto or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.9 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 8.9 being untrue.

6.10 Remedies. The Purchaser shall have the rights and remedies set forth in this Agreement, the Amended Certificate and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

PROFLOWERS, INC.

By:	/s/ William Strauss
Its:	President & CEO

PURCHASERS:

JPS INTERNATIONAL, LLC

By:	/s/ Jared P. Schutz
Its:

/s/ William Strauss
WILLIAM STRAUSS

/s/ Barbara Bry
BARBARA BRY

BERND LUTZ

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

PROFLOWERS, INC.

By:
Its:

PURCHASERS:

JPS INTERNATIONAL, LLC

By:
Its:	President

WILLIAM STRAUSS

BARBARA BRY

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT A

Purchaser Schedule

Purchaser	Number of Shares Purchased	Aggregate Consideration
JPS International, LLC Address: 288 Bluff St. PMB 116 Boulder, CO 80301	191,157	$2,429,605.47

William Strauss Address: 1410 Rue Monaco Del Mar, CA 92014	23,867	$303,349.57

Barbara Bry Address: 850 Agate St San Diego, CA 92109	6,691	$85,042.61

Total	221,715	$2,815,997.65